Exhibit 99.1

tw telecom inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of tw telecom inc.
We have audited the accompanying consolidated balance sheets of tw telecom inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Denver, Colorado
February 14, 2014 (except Note 14, as to which the date is August 7, 2014)

tw telecom inc.
CONSOLIDATED BALANCE SHEETS
December 31, 2013 and 2012

	2013	2012
	(amounts in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$284,419	$806,728
Investments	194,576	167,564
Receivables, less allowances of $6,748 and $7,067, respectively	107,258	99,703
Prepaid expenses and other current assets	22,545	19,164
Deferred income taxes	54,026	76,160
Total current assets	662,824	1,169,319
Property, plant and equipment	4,675,335	4,247,868
Less accumulated depreciation	(2,980,379)	(2,755,622)
	1,694,956	1,492,246
Deferred income taxes	96,087	101,885
Goodwill	412,694	412,694
Intangible assets, net of accumulated amortization	11,555	17,578
Other assets, net	44,344	30,015
Total assets	$2,922,460	$3,223,737
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,454	$55,857
Deferred revenue	48,371	45,471
Accrued taxes, franchise and other fees	55,043	60,844
Accrued interest	21,606	20,343
Accrued payroll and benefits	52,604	45,727
Accrued carrier costs	25,507	30,765
Current portion debt and capital lease obligations, net	32,470	374,969
Other current liabilities	35,241	29,163
Total current liabilities	309,296	663,139
Long-term debt and capital lease obligations, net	1,916,775	1,384,242
Long-term deferred revenue	20,046	23,177
Other long-term liabilities	40,274	41,240
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 439,800 shares authorized, 153,760 and 151,953 shares issued, respectively	1,538	1,520
Additional paid-in capital	1,701,356	1,843,126
Treasury stock, 12,593 and 556 shares, at cost, respectively	(357,974)	(10,979)
Accumulated deficit	(708,979)	(721,793)
Accumulated other comprehensive income	128	65
Total stockholders’ equity	636,069	1,111,939
Total liabilities and stockholders’ equity	$2,922,460	$3,223,737

See accompanying notes to the consolidated financial statements.

tw telecom inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(amounts in thousands, except per share amounts)
Revenue:
Data and Internet services	$851,297	$746,297	$646,682
Voice services	373,666	363,743	338,655
Network services	308,818	330,088	350,709
Intercarrier compensation	30,120	30,127	30,845
Total revenue	1,563,901	1,470,255	1,366,891
Costs and expenses (a):
Operating (exclusive of depreciation, amortization and accretion shown separately below)	658,080	617,553	571,461
Selling, general and administrative	392,132	341,423	325,538
Depreciation, amortization and accretion	308,768	284,292	283,329
Total costs and expenses	1,358,980	1,243,268	1,180,328
Operating income	204,921	226,987	186,563
Interest expense	(96,136)	(93,757)	(87,718)
Debt extinguishment costs	(39,314)	(77)	—
Interest income	692	793	545
Income before income taxes	70,163	133,946	99,390
Income tax expense	33,705	57,058	41,479
Net income	$36,458	$76,888	$57,911
Earnings per share:
Basic	$0.25	$0.51	$0.39
Diluted	$0.24	$0.50	$0.38
Weighted average shares outstanding:
Basic	144,920	147,675	147,247
Diluted	146,480	150,059	149,349

(a)    Includes non-cash stock-based employee compensation expense (Note 1):

Operating	$2,178	$1,904	$2,327
Selling, general and administrative	$36,654	$27,396	$25,490

See accompanying notes to the consolidated financial statements.

tw telecom inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(amounts in thousands)
Net income	$36,458	$76,888	$57,911
Other comprehensive income, net of tax:
Unrealized gain on cash flow hedging activities, net of tax	—	—	1,816
Unrealized gain on available for sale securities, net of tax	63	46	32
Other comprehensive income, net of tax	63	46	1,848
Comprehensive income	$36,521	$76,934	$59,759

See accompanying notes to the consolidated financial statements.

tw telecom inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(amounts in thousands)
Cash flows from operating activities:
Net income	$36,458	$76,888	$57,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	308,768	284,292	283,329
Deferred income taxes	30,738	48,559	35,756
Stock-based compensation	38,832	29,300	27,817
Loss on debt extinguishment	39,314	77	—
Discount on debt, amortization of deferred debt issue costs and other	10,727	25,469	23,388
Changes in operating assets and liabilities:
Accounts receivable, net	(7,555)	(3,521)	(14,584)
Prepaid expenses and other current and noncurrent assets	(1,558)	1,498	(7,627)
Accounts payable	(11,099)	(429)	(6,338)
Accrued interest	1,197	6,393	(1,261)
Accrued payroll and benefits	7,001	1,469	2,566
Deferred revenue, current and noncurrent	(231)	4,099	11,797
Other current and noncurrent liabilities	(14,131)	(10,418)	(9,166)
Net cash provided by operating activities	438,461	463,676	403,588
Cash flows from investing activities:
Capital expenditures	(372,868)	(338,118)	(340,731)
Purchases of investments	(312,526)	(243,048)	(223,638)
Proceeds from sale of investments	283,845	204,629	208,340
Equipment purchases in advance of installation and other, net	(14,570)	2,566	3,230
Net cash used in investing activities	(416,119)	(373,971)	(352,799)
Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of stock options	64,325	23,424	16,973
Taxes paid related to net share settlement of equity awards	(20,830)	(9,962)	(7,007)
Purchases of treasury stock	(406,514)	(13,409)	(58,562)
Excess tax benefits from stock-based compensation	692	1,213	1,385
Proceeds from modification of debt, net of financing costs	49,684	—	—
Retirement of debt obligations	(991,978)	(101,518)	—
Proceeds from issuance of debt, net of financing costs	765,800	470,796	—
Payment of debt and capital lease obligations	(5,830)	(6,915)	(7,106)
Net cash provided by (used in) financing activities	(544,651)	363,629	(54,317)
Increase (decrease) in cash and cash equivalents	(522,309)	453,334	(3,528)
Cash and cash equivalents at beginning of period	806,728	353,394	356,922
Cash and cash equivalents at end of period	$284,419	$806,728	$353,394
Supplemental disclosures of cash flow information:
Cash paid for interest	$85,209	$63,082	$67,566
Cash paid for debt extinguishment costs	$32,662	$—	$—
Cash paid for income taxes, net of refunds	$4,634	$7,801	$3,231
Non-cash investing & financing activities:
Addition of capital lease obligation	$129,019	$5,307	$2,000
See accompanying notes to the consolidated financial statements.

tw telecom inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
Years Ended December 31, 2013, 2012 and 2011

	Common Stock		Treasury Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity
	Shares	Amount	Shares	Amount
	(amounts in thousands)
Balance at December 31, 2010	151,953	$1,520	(2,707)	$(45,821)	$1,802,946	$(790,175)	$(1,829)	$966,641
Net income	—	—	—	—	—	57,911	—	57,911
Other comprehensive income, net of tax	—	—	—	—	—	—	1,848	1,848
Excess tax benefits (shortfalls) from stock-based compensation, net	—	—	—	—	100	—	—	100
Purchases of treasury stock	—	—	(3,172)	(58,562)	—	—	—	(58,562)
Exercise of stock options net of withholdings to satisfy employee tax obligations upon vesting of stock awards	—	—	1,458	25,527	(7,901)	(7,660)	—	9,966
Stock-based compensation	—	—	1,512	25,700	28,711	(26,594)	—	27,817
Balance at December 31, 2011	151,953	1,520	(2,909)	(53,156)	1,823,856	(766,518)	19	1,005,721
Net income	—	—	—	—	—	76,888	—	76,888
Other comprehensive income, net of tax	—	—	—	—	—	—	46	46
Excess tax benefits (shortfalls) from stock-based compensation, net	—	—	—	—	(69)	—	—	(69)
Purchases of treasury stock	—	—	(596)	(13,409)	—	—	—	(13,409)
Exercise of stock options net of withholdings to satisfy employee tax obligations upon vesting of stock awards	—	—	1,768	32,503	(12,616)	(6,425)	—	13,462
Stock-based compensation	—	—	1,181	23,083	31,955	(25,738)	—	29,300
Balance at December 31, 2012	151,953	1,520	(556)	(10,979)	1,843,126	(721,793)	65	1,111,939
Net income	—	—	—	—	—	36,458	—	36,458
Other comprehensive income, net of tax	—	—	—	—	—	—	63	63
Reacquisition of the equity component of convertible debentures	—	—	—	—	(179,195)	—	—	(179,195)
Purchases of treasury stock	—	—	(14,784)	(415,523)	—	—	—	(415,523)
Exercise of stock options net of withholdings to satisfy employee tax obligations upon vesting of stock awards	1,309	13	2,531	65,787	(5,401)	(16,904)	—	43,495
Stock-based compensation	498	5	216	2,741	42,826	(6,740)	—	38,832
Balance at December 31, 2013	153,760	$1,538	(12,593)	$(357,974)	$1,701,356	$(708,979)	$128	$636,069
See accompanying notes to the consolidated financial statements.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Description of Business and Capital Structure
tw telecom inc. (the “Company”), a Delaware corporation, is a leading national provider of managed network services, specializing in business Ethernet, data networking, converged, IP based virtual private network or "IP VPN", Internet access, voice, including voice over Internet Protocol or "VoIP", and network security services to enterprise organizations, including public sector entities, and carriers throughout the United States, including their global locations.
The Company has one class of common stock outstanding with one vote per share. The Company also is authorized to issue shares of preferred stock. The Company’s Board of Directors has the authority to establish voting powers, preferences and special rights for the preferred stock. No shares of preferred stock have been issued.
Basis of Consolidation
The consolidated financial statements include the accounts of the Company and all entities in which the Company has a controlling voting interest (“subsidiaries”). Significant intercompany accounts and transactions have been eliminated.
Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Areas that require significant management judgments include income and other taxes, revenue and receivables, stock-based compensation, long-lived assets, regulatory fees, asset retirement obligations, evaluation of impairment of goodwill and long-lived assets, and carrier liabilities.
Segment Reporting
Because its business is centrally managed, the Company operates in one segment across the United States.
Cash Equivalents and Investments
The Company considers all highly liquid debt instruments with an original maturity of three months or less, when purchased, to be cash equivalents. The appropriate classification of securities is determined at the time of purchase and is reevaluated as of the end of each period. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are carried at amortized cost. Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income or loss. Gains and losses on investments are calculated using the specific identification method and are recognized during the period the investment is sold. See Note 3 for further information.
At December 31, 2013 and 2012, the Company had restricted funds held at financial institutions of $1.4 million and $1.3 million, respectively. These amounts were included in other current assets and are restricted because they primarily secure outstanding surety bonds.
Receivables
The Company generally bills in advance for the majority of the services it provides and does not require significant collateral from its customers. The Company evaluates whether receivables are reasonably assured of collection by evaluation of certain factors, including ongoing credit evaluations of significant customers’ financial condition, and provides an allowance for doubtful accounts based on the expected collectability of all receivables. The allowance for doubtful accounts was $6.7 million, or 6% of gross receivables, at December 31, 2013, and $7.1 million, or 7% of gross receivables, at December 31, 2012.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment
Property, plant and equipment are recorded at cost except for assets acquired through acquisition of businesses, which are recorded at fair value. Construction costs, labor and applicable overhead related to the development, installation and expansion of the Company’s network, and interest costs related to construction are capitalized. Capitalized labor and applicable overhead were $81.3 million, $75.3 million and $71.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. Capitalized interest was $1.1 million, $1.3 million and $2.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Repairs and maintenance costs are charged to expense when incurred. The Company disposes of assets that are no longer in use. Losses on such disposals are included as a component of depreciation expense and were $1.6 million, $1.1 million and $1.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company licenses the right to use fiber optic capacity from Time Warner Cable, Inc. in 16 markets, Comcast Corporation (as successor to Time Warner Cable) in three markets and an affiliate of Bright House Networks, LLC in four markets. The Company pays and records as a component of property, plant and equipment its allocable share of the cost of fiber and construction incurred by Time Warner Cable, Inc., Comcast Corporation and the Bright House Networks, LLC affiliate on routes where the parties jointly constructed fiber networks.
Depreciation is calculated on the straight-line method over estimated useful lives as follows:

Buildings and improvements	10-20 years or lease term, if shorter
Communications network equipment	5-15 years
Vehicles and other equipment	3-10 years
Fiber and right to use	20 years or lease term, if shorter

 Income Taxes
Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities and the amounts used for tax purposes. The impact of a tax position is recognized in the financial statements if that position is more likely than not to be sustained on audit, based on technical merits of the position. The Company does not record a valuation allowance against net deferred tax assets when it is more likely than not that the net deferred tax asset will be realized.
Goodwill
The Company performs impairment tests at least annually on all goodwill pursuant to relevant accounting standards which require goodwill to be assigned to a reporting unit and tested using a consistent measurement date. For purposes of testing goodwill for impairment, the Company’s goodwill has been assigned to the Company’s one consolidated reporting unit and is tested in the fourth quarter of each year or more frequently if impairment indicators arise. Potential impairment is indicated when the book value of a reporting unit, including goodwill, exceeds its fair value. If a potential impairment exists, the fair value of the reporting unit is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the reporting unit’s goodwill. If an impairment charge is deemed necessary, a charge is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from estimates. There were no goodwill impairment charges during the years ended December 31, 2013, 2012 or 2011.
Other Assets
Other assets primarily include deferred debt issuance costs, which are amortized to interest expense over the life of the respective debt agreements, and long-term prepaid service contracts that are amortized over the service period.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment of Long-Lived Assets
The Company periodically reviews the carrying amounts of property, plant and equipment and its identifiable intangible assets whenever current events or circumstances indicate the carrying amounts may not be recoverable. An impairment is required when the net book value of an asset exceeds the expected future undiscounted cash flows to be generated by that asset or group of assets and the loss is measured by the amount that the carrying value of the assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary from estimates. Assets to be disposed of are carried at the lower of their carrying amount or fair value less costs to sell. The Company’s asset impairment tests did not result in any impairment charges during the years ended December 31, 2013, 2012 or 2011.
Asset Retirement Obligations
The Company records the estimated fair value of an asset retirement obligation when incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the asset’s estimated useful life. The Company has asset retirement obligations related to decommissioning of electronics in leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of retirement costs, the timing of the future retirement activities and the likelihood of retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to estimated liabilities.
Regulation and Other Contingencies
The Company is subject to significant government and jurisdictional regulation, some of which is uncertain due to legal challenges of existing rules. Such regulation is subject to differing interpretations, inconsistent application and has resulted in disputes with carriers and municipalities regarding the classification of traffic, rights-of-way, rates and minutes of use.
Management estimates and accrues for its estimate of probable losses associated with government and jurisdictional regulation and other carrier contingencies. These estimates are based on assumptions and other considerations including studies of traffic patterns, expectations regarding regulatory rulings, historic experience and ongoing negotiations. The Company evaluates these reserves on an ongoing basis and makes adjustments as necessary.

Revenue
The Company’s revenue is derived primarily from business communications services comprised of the following:
•Data and Internet services include services that enable customers to connect their internal computer networks between locations and to access external networks, including Internet access and data transport at high speeds using Ethernet protocol, local and wide-area business Ethernet and IP VPN solutions, including service enhancements that provide customers with more visibility and control over their Ethernet services which we refer to as the "Intelligent Network". Data and Internet services also include a portfolio of managed services including the data and Internet components of converged services, which fully integrates a combination of certain communication applications including IP VPN, Internet, enterprise Session Initiation Protocol ("SIP") trunking (a VoIP solution), security and managed router service into a single managed IP solution; and the data and Internet components of integrated services, which enable customers to purchase a full array of access options that include Internet services.
•Voice services are traditional voice capabilities, whether provided over TDM or VoIP, including those provided as standalone and bundled services, long distance and toll free services. Voice services also include the voice components of managed and integrated services.
•Network services are point-to-point services that transmit voice, data and images using state-of-the-art fiber optics, and collocation services that provide secure space with controlled climate and power where customers can locate their equipment to connect to the Company's network in facilities equipped for enterprise information technology environmental requirements.
The Company also generates revenue from intercarrier compensation, comprised of switched access services and reciprocal compensation. Switched access represents the compensation from another carrier for the delivery of traffic from a long distance carrier’s point of presence to an end-user’s premises provided through the Company’s switching facilities. The Federal Communications Commission ("FCC") and state public utility commissions regulate switched access rates in their respective jurisdictions. Reciprocal compensation represents compensation from local exchange carriers (“LECs”) for local exchange traffic originated on another LEC’s facilities and terminated on the Company’s facilities.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s customers include enterprise organizations in a wide variety of industry segments including, among others, the financial services, technology and scientific, health care, distribution, manufacturing and professional services industries, data centers, cloud application providers, public sector entities, system integrators and communications service providers, including incumbent local exchange carriers ("ILECs"), competitive local exchange carriers ("CLECs"), wireless communications companies and cable companies.
Revenue for network, data and Internet, and the majority of voice services is generally billed in advance on a monthly fixed rate basis and recognized over the period the services are provided. Revenue for the majority of intercarrier compensation and certain components of voice services, such as long distance, is generally billed on a transactional basis in arrears based on a customer’s actual usage; therefore, estimates are used to recognize revenue in the period earned.
The Company evaluates whether receivables are reasonably assured of collection based on certain factors, including the likelihood of billing being disputed by customers. If there is a billing dispute with a customer, revenue generally is not recognized until the dispute is resolved. The Company does not recognize revenue associated with contract termination charges until cash is received.
The Company classifies certain taxes and fees billed to customers and remitted to government authorities on a gross versus net basis in revenue and expense. In making this determination, the Company assesses, among other things, whether the Company is the primary obligor or principal taxpayer for the taxes and fees assessed in each jurisdiction where the Company does business. In jurisdictions where the Company determines that it is the principal taxpayer, the Company records the taxes and fees on a gross basis, including the taxes and fees in revenue and expense. In jurisdictions where the Company determines that it is merely a collection agent for the government authority, the Company records the taxes on a net basis. The total amounts classified as revenue, primarily included in voice services, associated with such taxes and fees were approximately $83.2 million, $79.8 million and $63.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Operating Expenses
Operating expenses consist of costs directly related to the operation and maintenance of the Company’s network and the provisioning of services, but exclude depreciation, amortization and accretion, which is reported separately. These costs, which are net of capitalized labor and overhead costs on capital projects (see “Property, Plant and Equipment” above), include the salaries and related expenses of customer care, provisioning, network maintenance, technical field and network operations and engineering personnel, costs to repair and maintain the Company’s network, and costs paid to other carriers for access to their facilities, interconnection, and facilities leased and associated utilities.
Accumulated Other Comprehensive Income
The balance in accumulated other comprehensive income as of December 31, 2013 relates to the Company's investments that are classified as available-for-sale securities. The Company recognized no material changes in accumulated other comprehensive income for the year ended December 31, 2013. There were no significant items reclassified out of accumulated other comprehensive income for the year ended December 31, 2013.
Significant Customers
The Company has substantial business relationships with a few large customers, including major telecommunications carriers. The Company’s 10 largest customers accounted for an aggregate of 18%, 18% and 20% of the Company’s total revenue for the years ended December 31, 2013, 2012 and 2011, respectively. No customer accounted for 5% or more of total revenue in 2013, 2012 and 2011.

Stock-Based Compensation
The Company recognizes the cost of stock-based employee compensation payments as expense over the requisite service period, which is generally the vesting period of the award. The fair value of restricted stock awards and restricted stock units granted is determined based on the market price of the Company’s common stock at the date of grant. The fair value of options is estimated at the date of grant using a Black-Scholes option pricing model. For purposes of the actual expense recognized in the years ended December 31, 2013, 2012 and 2011, the estimated fair value of the share-based payments is generally amortized to expense on a straight-line basis (net of estimated forfeitures) over the award’s vesting period.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Expected volatilities are based on the historical volatility of the Company’s common stock over a period generally commensurate with the expected term of the option. The risk-free rate for stock options granted during the period is determined by using the U.S. Treasury rate for the nearest period that coincides with the expected term. The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on historical data.

Recently Adopted Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board (the "FASB") issued an accounting standard update that requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. Additionally, entities are required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income and the respective income statement line items affected by the reclassification. The guidance does not change the current requirements for reporting net income or other comprehensive income. The accounting standard update is effective on a prospective basis for interim and annual periods beginning after December 15, 2012. The Company adopted this accounting standard update in the three months ended March 31, 2013. This update affected presentation and disclosure, but did not affect the Company's consolidated financial position, results of operations or cash flows. See "Accumulated Other Comprehensive Income" above.

2. Earnings Per Common Share and Potential Common Share
Basic earnings per common share ("EPS") is measured as the income allocated to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (such as convertible securities and stock options) as if they had been converted to shares at the beginning of the period presented. Potential common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted EPS.
The following is a reconciliation of the numerators and denominators used in the basic and diluted EPS computations:

	Years ended December 31,
	2013	2012	2011
	(amounts in thousands, except per share amounts)
Numerator
Net income	$36,458	$76,888	$57,911
Allocation of net income to unvested restricted stock awards	(700)	(1,604)	(1,093)
Net income allocated to common stockholders, basic	35,758	75,284	56,818
Net income allocated to common stockholders, diluted	$35,758	$75,284	$56,818
Denominator
Basic weighted average shares outstanding	144,920	147,675	147,247
Dilutive potential common shares:
Stock options	923	1,679	1,495
Unvested restricted stock	637	705	607
Diluted weighted average shares outstanding	146,480	150,059	149,349
Basic earnings per share	$0.25	$0.51	$0.39
Diluted earnings per share	$0.24	$0.50	$0.38

Restricted stock awards and restricted stock units to be settled in common stock upon vesting, which were excluded from the computation of diluted weighted average shares outstanding because their inclusion would be anti-dilutive, totaled 2.7 million shares for the year ended December 31, 2013. Shares of common stock subject to issuance upon conversion of the Company’s 2 3/8% Convertible Senior Debentures due 2026 (the "Convertible Debentures"), options to purchase shares of the Company's common stock and restricted stock awards and restricted stock units to be settled in common stock upon vesting, which were excluded from the computation of diluted weighted average shares outstanding because their inclusion would be anti-dilutive, totaled 23.2 million shares and 26.1 million shares at December 31, 2012 and 2011, respectively.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Investments
The Company’s investments at December 31, 2013 and 2012 are summarized as follows:

	December 31,
	2013	2012
	(amounts in thousands)
Cash equivalents:
U.S. Treasury money market mutual funds	$28,845	$262,967
Commercial paper	1,335	30,692
Prime money market mutual funds	—	425,165
Certificates of deposit	—	8,000
Debt securities issued by U.S. Government agencies	—	4,999
Total cash equivalents	$30,180	$731,823
Investments:
Commercial paper	$75,460	$32,480
Debt securities issued by the U.S. Treasury	69,628	89,870
Debt securities issued by U.S. Government agencies	49,488	45,214
Total investments	$194,576	$167,564
Total cash equivalents and investments	$224,756	$899,387

At December 31, 2013 and December 31, 2012, the carrying values of investments included in cash and cash equivalents approximated fair value. The aggregate fair value of available-for-sale securities by major security type is included in Note 7. The amortized cost basis of the available-for-sale securities was not materially different from the aggregate fair value. The contractual maturities of the Company’s available-for-sale securities are all within one year.
Proceeds from the sale and maturity of available-for-sale securities during the year ended December 31, 2013, 2012 and 2011 were $283.8 million, $204.6 million and $208.3 million, respectively. The Company recognized no material unrealized or realized net gains or losses from available-for-sale securities during the years ended December 31, 2013, 2012 and 2011.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Property, Plant and Equipment

Property, plant and equipment consists of:

	December 31,
	2013	2012
	(amounts in thousands)
Communications network equipment	$3,090,976	$2,869,304
Fiber and right to use	1,283,472	1,089,210
Vehicles and other equipment	239,510	227,977
Land, buildings and improvements	61,377	61,377
	4,675,335	4,247,868
Less accumulated depreciation	(2,980,379)	(2,755,622)
Total	$1,694,956	$1,492,246

Depreciation expense was $300.0 million, $275.8 million and $274.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s asset retirement obligations are included as a component of other long-term liabilities in the consolidated balance sheets. The following table provides asset retirement obligation liability activity for the years ended December 31, 2013, 2012 and 2011:

	Years ended December 31,
	2013	2012	2011
	(amounts in thousands)
Asset retirement obligations:
Balance at January 1	$29,552	$25,138	$23,141
Accretion expense	2,791	2,273	2,085
Liabilities incurred	1,640	2,483	—
Liabilities settled	—	(342)	(88)
Change in estimate	(10,192)	—	—
Balance at December 31	$23,791	$29,552	$25,138

During 2013, the Company revised its estimates of the timing and amounts of its original estimate of undiscounted cash flows related to certain future asset retirement obligations. These revisions resulted in a reduction of $10.2 million to its asset retirement obligations and an offsetting reduction to property, plant and equipment in the Company's consolidated balance sheets for the year ended December 31, 2013.

5. Intangible Assets
Goodwill
The Company had goodwill of $412.7 million at both December 31, 2013 and 2012.
Definite Life Intangibles
Definite life intangibles consist primarily of acquired customer relationships. Definite life intangible assets are amortized using methods that correlate to the pattern in which the economic benefits are expected to be realized. Customer relationships are amortized using the sum of the years digits method over an estimated life of 10 years. Other intangible assets, primarily acquired intangible assets, are amortized on a straight-line basis using expected lives of four or 10 years. Definite life intangible assets subject to amortization were as follows:

	December 31, 2013			December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(amounts in thousands)
Customer relationships	$59,086	$(53,177)	$5,909	$59,086	$(49,059)	$10,027
Other	12,392	(6,746)	5,646	12,392	(4,841)	7,551
	$71,478	$(59,923)	$11,555	$71,478	$(53,900)	$17,578

Intangible asset amortization expense was $6.0 million, $6.2 million and $6.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The amortization expense related to intangible assets recorded as of December 31, 2013 for each of the five succeeding years is estimated as follows: 2014—$4.9 million; 2015—$3.9 million; 2016—$2.2 million; 2017—$0 and 2018—$0.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Long-Term Debt

The components of long-term debt at December 31, 2013 and 2012 were as follows:

	Date of					Outstanding balance
	Issuance/		Interest	Interest	Original	as of December 31,
	Amendment	Maturity	Payments	Rate	Principal	2013	2012
					(amounts in thousands)
Term Loan B—December 2016 tranche (1)	Dec 2010	Dec 2016	At least quarterly	Eurodollar rate + 3.25%	$474,100	$—	$463,019
Term Loan B	Apr 2013	Apr 2020	At least quarterly	Eurodollar rate + 2.50%	520,000	517,400	—
8% Senior Notes	Mar 2010	Mar 2018	Mar/Sept	8%	430,000	23,479	430,000
5 3/8% Senior Notes	Oct 2012	Oct 2022	Apr/Oct	5 3/8%	480,000	480,000	480,000
5 3/8% Senior Notes	Aug 2013	Oct 2022	Apr/Oct	5 3/8%	450,000	450,000	—
6 3/8% Senior Notes	Aug 2013	Sept 2023	Mar/Sept	6 3/8%	350,000	350,000	—
2 3/8% Convertible Senior Debentures	Mar 2006	Apr 2026	Apr/Oct	2 3/8%	373,750	—	373,743
Total debt						$1,820,879	$1,746,762
Unamortized discounts						(18,680)	(7,642)
Current portion						(28,592)	(373,026)
Total long-term debt						$1,773,607	$1,366,094
___________________

(1)	The Term Loan B due December 2016 was amended in April 2013 to increase the Term Loan to $520 million and extend the maturity date to April 2020. See further discussion below.

The schedule of principal payments on long-term debt as of December 31, 2013 is as follows (amounts in thousands):

2014 (1)	$28,679
2015	5,200
2016	5,200
2017	5,200
2018	5,200
Thereafter	1,771,400
Total payments	$1,820,879
___________________

(1)
In January 2014, tw telecom holdings inc. notified holders of the 8% Senior Notes due 2018 that all outstanding notes will be redeemed on March 1, 2014. Therefore, the maturity date of these notes is reflected in 2014 (see "Subsequent Event - 2018 Notes" below).

Modification of Term Loan and Revolver
As of December 31, 2012, tw telecom holdings inc. ("Holdings") had a senior secured credit facility (the “Credit Facility”) consisting of a $463.0 million outstanding amount Term Loan B (the “Term Loan”) due December 2016 and an undrawn $80 million Revolving Credit Facility (the “Revolver”) expiring December 2014. In April 2013, Holdings entered into a Second Amended and Restated Credit Agreement ("Amendment and Restatement") to increase the Term Loan to $520 million and extend the maturity date to April 2020. The Term Loan was issued at an offering price of 99.5% of the principal amount. Additionally, the Amendment and Restatement increased the Revolver, which remains undrawn, to $100 million and extended the maturity date to April 2018. Components of the Amendment and Restatement are detailed below:

•
The Term Loan is a secured obligation, on a first lien basis, of Holdings and is guaranteed by the Company and Holdings’ subsidiaries. Repayments of the Term Loan are due quarterly in an amount equal to ¼ of 1% of the aggregate principal amount on the last day of each quarter. Interest is reset periodically. Based on the Eurodollar rate in effect at December 31, 2013, the effective interest rate was 2.67%. In accordance with applicable tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting guidance, the amended and restated Term Loan agreement was accounted for as a modification of the existing debt.

•
The Revolver is secured and guaranteed in the same manner as the Term Loan. Interest on outstanding Revolver amounts, if any, will be computed based on a specified Eurodollar rate plus 1.75% to 2.75%, depending on the Company's consolidated total leverage ratio, as defined in the Revolver, and will be reset periodically. The Company is required to pay a commitment fee on the undrawn commitment amounts on a quarterly basis of 0.375% to 0.5% per annum. The Amendment and Restatement contains customary affirmative and negative covenants. Most of the Revolver covenants apply whether or not the Company draws on that facility. In addition, if the Revolver were drawn, certain financial covenants would apply.

 5 3/8% Senior Notes due 2022
In October 2012, Holdings completed a private offering of $480 million principal amount of 5 3/8% Senior Notes due 2022 (the "2022 Notes"), at an offering price of 100% of the principal amount. The net proceeds of this offering were used to settle the repurchase and conversion of the Convertible Debentures. See "Retirement of Convertible Senior Debentures" below. The 2022 Notes are unsecured obligations of Holdings and are guaranteed by the Company and substantially all of Holdings' subsidiaries. The 2022 Notes are redeemable in whole or in part, at Holdings' option at any time prior to October 1, 2017 at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, liquidated damages, if any, plus a make-whole premium. Holdings may redeem the 2022 Notes in whole or in part at any time on or after October 1, 2017. If a redemption occurs on or after October 1 of the years indicated below, the redemption premiums will be as follows:

Year	Redemption Price
2017	102.688%
2018	101.792%
2019	100.896%
2020	100.000%
In addition, any time prior to October 1, 2015, at the Company's option, the Company may redeem up to 35% of the aggregate principal amount of the 2022 Notes with net proceeds from one or more equity offerings by the Company at a redemption price of 105.375% of their principal amount, plus accrued and unpaid interest, if any, and liquidated damages, if any.
8% Senior Notes due 2018
As of December 31, 2012, Holdings had outstanding $430 million aggregate principal amount of 8% Senior Notes due 2018 (the “2018 Notes”). The 2018 Notes are unsecured obligations of Holdings and are guaranteed by the Company and substantially all of Holdings’ subsidiaries. Holdings may redeem the 2018 Notes in whole or in part at any time on or after March 1, 2014. If a redemption occurs on or after March 1 of the years indicated below, the redemption premium will be as follows (see "Subsequent Event- 2018 Notes" below):

Year	Redemption Price
2014	104.000%
2015	102.000%
2016	100.000%

Debt Offering and Concurrent Cash Tender Offer
In August 2013, Holdings completed a private offering of $800 million Senior Notes, including $450 million principal amount of 5 3/8% Senior Notes due 2022 (the "2022 Mirror Notes") at an offering price of 96.250% of the principal amount and $350 million principal amount of 6 3/8% Senior Notes due 2023 (the "2023 Notes") at an offering price of 100% of the principal amount. The net proceeds from the offerings were used to fund Holdings' repurchase of a portion of its $430 million principal amount of the 2018 Notes that were tendered in a concurrent cash tender offer (see discussion below) and for general corporate purposes.
The 2022 Mirror Notes have substantially the same terms and conditions as the 2022 Notes. The 2022 Mirror Notes are unsecured obligations of Holdings and are guaranteed by the Company and substantially all of Holdings’ subsidiaries. Interest tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accrued on the 2022 Mirror Notes from April 1, 2013, and the first interest payment on the 2022 Mirror Notes included accrued interest from April 1, 2013. Purchasers of the 2022 Mirror Notes paid pre-settlement interest of $9.7 million from April 1, 2013 to the settlement date (August 26, 2013). The 2022 Mirror Notes are redeemable in whole or in part, at Holdings' option at any time prior to October 1, 2017 at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, liquidated damages, if any, plus a make-whole premium. Holdings may redeem the 2022 Notes in whole or in part at any time on or after October 1, 2017. If a redemption occurs on or after October 1 of the years indicated below, the redemption premiums will be as follows:

Year	Redemption Price
2017	102.688%
2018	101.792%
2019	100.896%
2020	100.000%

In addition, at any time prior to October 1, 2015, at Holdings’ option, Holdings may redeem up to 35% of the aggregate principal amount of the 2022 Mirror Notes with net proceeds from one or more equity offerings by the Company at a redemption price of 105.375% of their principal amount, plus accrued and unpaid interest, if any, and liquidated damages, if any.
The 2023 Notes are unsecured obligations of Holdings and are guaranteed by the Company and substantially all of Holdings’ subsidiaries. The 2023 Notes are redeemable in whole or in part, at Holdings' option, at any time prior to September 1, 2018 at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, liquidated damages, if any, plus a make-whole premium. Holdings may redeem the 2023 Notes in whole or in part at any time on or after September 1, 2018. If a redemption occurs on or after September 1 of the years indicated below, the redemption premiums will be as follows:

Year	Redemption Price
2018	103.188%
2019	102.125%
2020	101.063%
2021	100.000%
In addition, at any time prior to September 1, 2016, at Holdings' option, it may redeem up to 35% of the aggregate principal amount of the 2023 Notes with net proceeds from one or more equity offerings by the Company at a redemption price of 106.375% of their principal amount, plus accrued and unpaid interest, if any, and liquidated damages, if any.
In the year ended December 31, 2013, Holdings received and accepted tenders of approximately $406.5 million aggregate principal amount of the 2018 Notes for $438.7 million in a tender offer that was made concurrently with the Senior Notes offering. The completion of this tender offer resulted in debt extinguishment costs of $38.9 million, comprised of premiums and fees associated with this tender offer of $32.2 million and write-offs of unamortized deferred debt issuance costs and issuance discount related to the 2018 Notes of $5.1 million and $1.6 million, respectively. Approximately $23.5 million principal amount of the 2018 Notes remained outstanding as of December 31, 2013 (see "Subsequent Event - 2018 Notes" below).
As required by a Registration Rights Agreement with the initial purchasers of the 2022 Mirror Notes and 2023 Notes, Holdings conducted an exchange offer that closed in January 2014 to enable the holders of these Notes to exchange the unregistered notes for notes registered under the Securities Act of 1933 with essentially identical terms. Pursuant to the exchange offer, $450 million and $350 million in principal amount of unregistered 2022 Mirror Notes and 2023 Notes, respectively, were exchanged for $450 million and $350 million in principal amount of registered 2022 Mirror Notes and 2023 Notes, respectively. The exchange offer for both the 2022 Mirror Notes and the 2023 Notes did not have a material impact on the Company’s financial position or results of operation.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Subsequent Event - 2018 Notes
On January 30, 2014, Holdings notified holders of the 2018 Notes that all outstanding 2018 Notes will be redeemed on March 1, 2014 at a redemption price of 104% of the principal amount. The aggregate principal amount of the notes being redeemed is $23.5 million and is included as a component of current portion debt and capital lease obligations, net in the Company's consolidated balance sheets for the year ended December 31, 2013.
Retirement of Convertible Senior Debentures
As of December 31, 2012, the Company had outstanding $373.7 million principal amount of Convertible Debentures. In accordance with authoritative guidance issued by the FASB for convertible debt instruments, the Company separated the Convertible Debentures into debt and equity components at issuance and assigned a value to each. The value assigned to the equity component was $120.5 million, net of an allocable portion of deferred debt issuance costs, as of December 31, 2012, and is included as a component of additional paid in capital. The value assigned to the debt component was $253.3 million and represents the estimated fair value, as of the issuance date (March 29, 2006), of a similar instrument without the conversion feature. The unamortized discount was amortized to interest expense using the interest rate method through March 31, 2013.
The following table reflects the principal and discount included in the consolidated balance sheets as of December 31, 2013 and 2012:

	2013	2012
Principal amount of Convertible Debentures	$—	$373,743
Unamortized discount	—	(5,643)
Net carrying amount of Convertible Debentures	$—	$368,100

The Company recognized the following amounts to interest expense related to the Convertible Debentures for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Interest expense, contractual amount at 2 3/8%	$3,800	$8,877	$8,876
Interest expense, amortization of discount	5,642	21,414	19,675
Interest expense, amortization of deferred debt issuance costs	275	1,098	1,098
Total interest expense for Convertible Debentures	$9,717	$31,389	$29,649
Effective interest rate on liability component	3.0%	8.5%	8.5%

The Convertible Debentures were redeemable in whole or in part at the Company’s option at any time on or after April 6, 2013 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest. On May 29, 2013, the Company called for redemption all of the remaining outstanding Convertible Debentures. Holders of the Convertible Debentures had the option to require the Company to purchase all or part of the Convertible Debentures on April 1, 2013, at 100% of the principal and unpaid interest, or at any time prior to April 1, 2026, to convert the debentures into shares of the Company’s common stock. Upon conversion, the Company had the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. The Company elected to settle its conversion obligation entirely in cash.
For the year ended December 31, 2013, the Company settled the $373.7 million principal amount of the Convertible Debentures for $552.7 million as a result of the redemption and other repurchases by the Company and conversions by holders of the Convertible Debentures. The excess of the fair value of the debt component of $373.7 million at settlement, or $179.2 million, was recorded as a reduction to additional paid in capital.
Debt Offering Costs
For the years ended December 31, 2013, 2012 and 2011, the Company deferred debt offering costs of $23.3 million, $9.2 million, and $0.1 million, respectively, in connection with debt issuances, that are being amortized to interest expense over the respective terms of the debt. At December 31, 2013 and 2012, there was $33.3 million and $19.1 million, respectively, of unamortized debt issuance costs.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Covenant Compliance
As of December 31, 2013, tw telecom inc. and its wholly-owned subsidiary, Holdings, were in compliance with all of their debt covenants.

Interest Expense
Interest expense, including amortization of deferred debt issuance costs, discounts, commitment fees and the effect of interest rate swap agreements, as applicable, was as follows:

	Years Ended December 31,
	2013	2012	2011
	(amounts in thousands)
Term Loan B - all instruments	$16,063	$18,800	$22,295
8% Senior Notes	24,190	35,980	35,980
5 3/8% Senior Notes, issued October 2012	26,652	6,681	—
5 3/8% Senior Notes, issued August 2013	9,375	—	—
6 3/8% Senior Notes	8,000	—	—
2 3/8% Convertible Senior Debentures	9,717	31,389	29,649
Revolving Credit Facility (undrawn)	664	624	501
Interest expense from debt	$94,661	$93,474	$88,425
Other interest expense	1,475	283	(707)
Total interest expense	$96,136	$93,757	$87,718

7. Fair Value Measurements
Fair value, as defined by relevant accounting standards, is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would complete a transaction and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of nonperformance.
Fair Value Hierarchy
Relevant accounting standards set forth a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Relevant accounting standards establish three levels of inputs that may be used to measure fair value:

•
Level 1—Quoted prices in active markets for identical assets or liabilities. Level 1 assets that are measured at fair value on a recurring basis consist of the Company’s investments in prime money market mutual funds and U.S. Treasury money market mutual funds that are traded in an active market with sufficient volume and frequency of transactions, and are included as a component of cash and cash equivalents in the consolidated balance sheets.

•
Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets that are measured at fair value on a recurring basis consist of the Company’s investments in certificates of deposit, commercial paper and debt securities issued by the U.S. Treasury and government agencies using observable inputs in less active markets and are included as components of cash and cash equivalents and investments in the consolidated balance sheets. Level 2 liabilities that are measured, but not carried, at fair value on a recurring basis include the Company’s long-term debt. The Company's long-term debt has not been listed on any securities exchange or quoted on an inter-dealer automated quotation system. The Company has estimated the fair value of its long-term debt based on indicative pricing published by certain investment banks or trading levels in our long-term debt.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•
Level 3—Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities. The Company did not have any Level 3 assets or liabilities that were measured at fair value at December 31, 2013 and 2012.

The following tables reflect assets and liabilities that are measured and carried at fair value on a recurring basis as of December 31, 2013 and 2012:

	Fair Value Measurements At December 31, 2013			Assets/Liabilities at Fair Value
	Level 1	Level 2	Level 3
	(amounts in thousands)
Assets
U.S. Treasury money market mutual funds	$28,845	$—	$—	$28,845
Commercial paper	—	1,335	—	1,335
Investments included in cash and cash equivalents	$28,845	$1,335	$—	$30,180
Commercial paper	—	75,460	—	75,460
Debt securities issued by the U.S. Treasury	—	69,628	—	69,628
Debt securities issued by U.S. Government agencies	—	49,488	—	49,488
Short-term investments	$—	$194,576	$—	$194,576
Total assets	$28,845	$195,911	$—	$224,756

	Fair Value Measurements At December 31, 2012			Assets/Liabilities at Fair Value
	Level 1	Level 2	Level 3
	(amounts in thousands)
Assets
Prime money market mutual funds	$425,165	$—	$—	$425,165
U.S. Treasury money market mutual funds	262,967	—	—	262,967
Commercial paper	—	30,692	—	30,692
Certificates of deposit	—	8,000	—	8,000
Debt securities issued by U.S. Government agencies	—	4,999	—	4,999
Investments included in cash and cash equivalents	$688,132	$43,691	$—	$731,823
Debt securities issued by the U.S. Treasury	—	89,870	—	89,870
Debt securities issued by U.S. Government agencies	—	45,214	—	45,214
Commercial paper	—	32,480	—	32,480
Short-term investments	$—	$167,564	$—	$167,564
Total assets	$688,132	$211,255	$—	$899,387

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the carrying amounts and estimated fair values of the Company’s long-term debt, including the current portion:

	December 31, 2013		December 31, 2012
	Carrying Value	Fair Value Level 2	Carrying Value	Fair Value Level 2
	(amounts in thousands)
Term Loan B—December 2016 tranche	$—	$—	$463,019	$465,334
Term Loan B, net of discount	515,063	519,987	—	—
8% Senior Notes, net of discount	23,392	24,594	428,001	470,850
5 3/8% Senior Notes, issued October 2012	480,000	474,000	480,000	505,200
5 3/8% Senior Notes, net of discount, issued August 2013	433,744	444,375	—	—
6 3/8% Senior Notes	350,000	364,000	—	—
2 3/8% Convertible Senior Debentures, net of discount	—	—	368,100	512,159
Total debt	$1,802,199	$1,826,956	$1,739,120	$1,953,543

8. Income Taxes
Income tax expense (benefit) for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Years ended December 31,
	2013	2012	2011
	(amounts in thousands)
Current:
Federal	$312	$3,525	$1,317
State	2,655	4,974	4,406
	2,967	8,499	5,723
Deferred:
Federal	29,736	46,611	34,800
State	1,002	1,948	1,826
	30,738	48,559	36,626
Income tax benefit of change in valuation allowance	—	—	(870)
Income tax expense	$33,705	$57,058	$41,479

Total income tax expense differed from the amounts computed by applying the federal statutory income tax rate of 35% to income before income taxes as a result of the following items for the years ended December 31, 2013, 2012 and 2011:

	Years ended December 31,
	2013	2012	2011
Federal statutory income tax expense	35.0%	35.0%	35.0%
Compensation limitation	6.3	2.8	2.1
State income tax expense, net of federal income tax benefit	3.9	3.9	4.7
Stock compensation	1.8	0.3	—
Other	1.0	0.6	0.8
Change in valuation allowance	—	—	(0.9)
Income tax expense	48.0%	42.6%	41.7%

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant components of the Company’s deferred tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
	(amounts in thousands)
Deferred tax assets:
Net operating loss carryforwards	$235,737	$253,827
Accrued liabilities	23,329	25,897
Stock compensation	8,868	18,794
AMT and other business credit carryforwards	8,772	6,277
Other	11,027	19,356
Total deferred tax assets	287,733	324,151
Deferred tax liabilities:
Depreciation and amortization	(110,865)	(108,988)
Other	(2,270)	(3,893)
Total deferred tax liabilities	(113,135)	(112,881)
Less: Valuation allowance	(26,996)	(33,225)
Total deferred tax asset, net	$147,602	$178,045
Balance sheet classification of deferred taxes:
Deferred income tax asset, net - current	$54,026	$76,160
Deferred income tax asset, net - noncurrent	96,087	101,885
Deferred income tax liability, net - noncurrent	(2,511)	—
Total deferred tax asset, net	$147,602	$178,045
The Company continues to maintain a valuation allowance against certain deferred tax assets totaling $27.0 million. The Company believes it is more likely than not that certain deferred tax assets, including those resulting from net operating loss carryforwards ("NOLs") subject to certain limitations and those that require future income of special character, will not be realized. Additionally, the Company has certain deferred tax assets attributable to stock option deductions for which the related valuation allowance cannot be reversed due to relevant accounting guidance concerning tax benefits related to the exercise of non-qualified stock options prior to the adoption of such accounting guidance. At December 31, 2013, $20.6 million of the valuation allowance related to stock compensation for which subsequently recognized tax benefits will be allocated directly to additional paid in capital.
As a result of certain realization requirements of applicable accounting guidance, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets that arose directly from (or the use of which was postponed by) tax deductions related to equity compensation in excess of compensation recognized for financial reporting. Stockholders' equity will be increased by $64.4 million if and when such deferred tax assets are ultimately realized. The Company uses the ordering rules prescribed by relevant accounting guidance for purposes of determining when the excess tax benefits have been realized. At December 31, 2013, the Company had $8.9 million in deferred tax assets related to stock-based compensation. If the actual future tax deductions are less than the deferred tax asset recorded, this may result in an increase to income tax expense.

At December 31, 2013, the Company had NOLs for federal income tax purposes of approximately $800 million. The Company’s NOLs, if not utilized to reduce taxable income in future periods, generally expire in various amounts beginning in 2022 and ending in 2026. Due to the presence of these NOLs, tax years that remain subject to examination date back to the year ended December 31, 2000. The Tax Reform Act of 1986 contains provisions that limit the utilization of NOLs if there has been an “ownership change” as described in Section 382 of the Internal Revenue Code. In general, this would occur if certain ownership changes related to the Company’s common stock that are held by 5 percent or greater stockholders exceeds 50 percent measured over a rolling three year period. If the Company experienced such an ownership change at a time when its market capitalization is below a certain level, the utilization of its NOLs to reduce future federal income tax obligations could be limited.
As of December 31, 2013, the Company had no material uncertain tax positions.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. Stock-Based Compensation
tw telecom 1998 Employee Stock Option Plan
The Company maintains the tw telecom 1998 Employee Stock Option Plan that reserved 9.0 million shares of common stock to be issued to officers and eligible employees under terms and conditions to be set by the Company’s Board of Directors. As of December 31, 2013, approximately 0.2 million shares of common stock were reserved for issuance upon exercise of outstanding options under that plan. Generally, the options vest over periods of up to four years and expire seven or ten years from the date of issuance. These options have been granted to employees of the Company with an exercise price equal to market value at the date of grant. The tw telecom 1998 Employee Stock Option Plan expired in August 2008 and no additional awards may be granted under this plan.
tw telecom 2000 Employee Stock Plan
The Company maintains the tw telecom 2000 Employee Stock Plan (as amended in June 2009) that permits up to 39.0 million shares of common stock to be issued pursuant to stock options and stock awards granted to officers, directors, and eligible employees under terms and conditions to be set by the Company’s Board of Directors. As of December 31, 2013, approximately 2.1 million shares of common stock were reserved for issuance upon exercise of outstanding options and vesting of stock awards and approximately 12.5 million shares of common stock were available for grant under the plan. Generally, the options and awards vest over periods of up to four years and options expire either seven or ten years from the date of issuance.
The options have been granted to employees of the Company with an exercise price equal to market value of the underlying stock at the date of grant. The fair value of the restricted stock awards and restricted stock units granted was measured based on the market value of the shares on the date of grant and the resulting expense related to these awards is recorded over their vesting periods, generally up to four years. The Company did not grant any stock options in the years ended December 31, 2013 and 2012 and granted an immaterial number of stock options in the year ended December 31, 2011.

The table below summarizes the Company’s stock option activity and related information for the year ended December 31, 2013:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(thousands)		(in years)	(thousands)
Options outstanding at January 1, 2013	4,860	$16.36
Granted	—	—
Exercised	(3,841)	16.75
Forfeited	(3)	11.03
Expired	(16)	17.93
Options outstanding at December 31, 2013	1,000	$14.85	3.35	$15,628
Vested and expected to vest at December 31, 2013	1,000	$14.85	3.35	$15,622
Exercisable at December 31, 2013	860	$14.74	2.90	$13,526

The total intrinsic value of stock options exercised during the years ended December 31, 2013, 2012 and 2011 was $40.9 million, $17.8 million and $13.4 million, respectively.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below summarizes the Company’s restricted stock and restricted stock units and related information for the year ended December 31, 2013:

	Shares	Weighted Average Grant Date Fair Value
	(thousands)
Nonvested at January 1, 2013	4,573	$17.30
Granted	1,412	27.50
Vested	(1,932)	26.96
Forfeited	(64)	20.35
Nonvested at December 31, 2013	3,989	$21.45

The total fair value of restricted stock and restricted stock units vested during the years ended December 31, 2013, 2012 and 2011 was $52.1 million, $29.1 million and $17.7 million, respectively. As of December 31, 2013, there was $55.9 million of total unrecognized compensation expense related to non-vested restricted stock awards and restricted stock units, which is expected to be recognized over a weighted-average period of 2.0 years.

During the year ended December 31, 2013, the Company modified the outstanding share-based awards for an executive who retired to accelerate vesting of such awards, resulting in total incremental cost of $4.3 million (net of forfeitures) over the initial grant date value.
Effective October 1, 2004, the Company adopted the tw telecom 2004 Qualified Stock Purchase Plan (the “2004 Stock Purchase Plan”). Employees who met certain eligibility requirements could elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of the Company’s common stock at a 15% discount to fair market value. Stock purchases occurred semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. The Company is authorized to issue a total of 600,000 shares of the Company’s common stock to participants in the 2004 Stock Purchase Plan. In September 2007, the 2004 Stock Purchase Plan was amended to authorize an additional 600,000 shares for issuance under the 2004 Stock Purchase Plan. During the years ended December 31, 2013, 2012 and 2011, no shares were issued under the amended 2004 Stock Purchase Plan because the Company has not made any offerings under the amended plan.

10. Commitments and Contingencies
Leases and Fixed Obligations
The Company leases office space and furniture, facilities housing telecommunications equipment, and fiber optic use rights. Certain of the leases contain renewal clauses. The Company also enters into fixed price maintenance agreements for maintenance of its network.
In November 2013, the Company announced a market expansion to increase its metropolitan fiber route miles by approximately 17% into five new markets and in 27 existing markets. The Company is also expanding its regional fiber footprint in order to achieve greater network control and cost efficiency. To facilitate this expansion, the Company entered into long-term capital leases for fiber that the Company plans to light with its own electronics. The initial term of the leases is 20 years, with two ten-year renewals at the Company's option, and automatic renewals thereafter until terminated by either party. During the three months ended December 31, 2013, the Company recognized a right-to-use asset and corresponding capital lease obligation of $119.8 million, representing the present value of the minimum commitment under the leases, which are expected to result in aggregate committed lease payments over the initial 20 year lease term of approximately $216.5 million. The Company will accept the fiber under the minimum commitment beginning in the first quarter of 2014, at which time the related assets will begin depreciation.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2013, commitments under capital leases, non-cancelable operating leases and maintenance agreements with terms in excess of one year were as follows:

	Capital Leases	Operating Leases	Fixed Maintenance Obligations
	(amounts in thousands)
Year ended December 31:
2014	$10,517	$55,192	$4,380
2015	10,110	49,141	5,242
2016	10,003	42,992	5,242
2017	9,566	38,612	5,242
2018	11,751	34,583	5,242
Thereafter	207,342	138,989	62,318
Total minimum lease payments	$259,289	$359,509	$87,666
Less amount representing interest	(112,243)
Present value of obligations under capital leases	147,046
Less current portion of obligations under capital leases	(3,878)
Obligations under capital leases, excluding current portion	$143,168

As of December 31, 2013 and 2012, assets under capital lease obligations, which primarily consist of fiber optic network components, were $152.6 million and $24.6 million, respectively, with related accumulated depreciation of $8.9 million and $7.8 million, respectively. Depreciation expense related to assets under capital lease obligations was $2.2 million, $1.7 million and $1.2 million for years ended December 31, 2013, 2012 and 2011, respectively. The obligations under capital leases have been discounted at an average imputed interest rate of 5.8%. Rental expense under operating leases aggregated $88.2 million, $77.1 million and $76.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Other Contingencies
Management routinely reviews the Company’s exposure to liabilities incurred in the normal course of its business operations. The Company is subject to significant government and jurisdictional regulation, some of which is uncertain due to legal challenges of existing rules. Such regulation is subject to differing interpretations and inconsistent application, and has historically resulted in disputes with other carriers, regulatory authorities and municipalities regarding the classification of traffic, rates, minutes of use and right-of-way fees. Where a probable contingency exists and the amount of the loss can be reasonably estimated, the Company records the estimated liability. Considerable judgment is required in analyzing and recording such liabilities and actual results may vary from the estimates.
The Company’s pending legal proceedings are limited to litigation incidental to its business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial statements.

11. Employee Benefit Plans
Effective January 1, 1999, the Company adopted the tw telecom 401(k) Plan (the “401(k) Plan”). Employees who meet certain eligibility requirements may contribute up to 60% of their eligible compensation, subject to statutory limitations, to a trust for investment in several diversified investment choices, as directed by the employee. The Company makes a matching contribution of 100% of each employee’s contribution up to a maximum of 5% of the employee’s eligible compensation. The Company’s contributions to the 401(k) Plan aggregated $12.9 million, $11.9 million and $11.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Quarterly Results of Operations (Unaudited)
The following summarizes the Company’s unaudited quarterly results of operations for 2013 and 2012:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(amounts in thousands, except per share amounts)
Year ended December 31, 2013
Total revenue	$381,209	$389,483	$393,190	$400,019
Operating income	52,170	53,262	46,932	52,557
Net income (loss)	13,144	17,347	(9,434)	15,401
Basic earnings (loss) per share	$0.09	$0.12	$(0.07)	$0.11
Diluted earnings (loss) per share	$0.09	$0.11	$(0.07)	$0.11
Year ended December 31, 2012
Total revenue	$358,925	$364,503	$368,934	$377,893
Operating income	55,248	56,468	58,672	56,599
Net income	19,332	19,319	20,969	17,268
Basic earnings per share	$0.13	$0.13	$0.14	$0.11
Diluted earnings per share	$0.13	$0.13	$0.14	$0.11

The total earnings per share for the quarters may not equal earnings per share for the respective years because the per share amounts for each quarter and for each year are computed based on their respective discrete periods.

13. Supplemental Guarantor Information
The 2018 Notes, 2022 Notes, 2022 Mirror Notes and 2023 Notes (collectively, the "Senior Notes") are unsecured obligations of Holdings ("Issuer") and are fully and unconditionally guaranteed by the Company (“Parent Guarantor”) and substantially all of the Issuer’s subsidiaries (“Combined Subsidiary Guarantors”). The guarantees are joint and several. The Combined Subsidiary Guarantors are directly or indirectly wholly owned by the Issuer, which is wholly owned by the Parent Guarantor. A significant amount of the Issuer’s cash flow is generated by the Combined Subsidiary Guarantors. As a result, funds necessary to meet the Issuer’s debt service obligations are provided in large part by distributions or advances from the Combined Subsidiary Guarantors. The Senior Notes are governed by indentures that contain certain restrictive covenants. These restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Parent Guarantor, the Issuer and its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets, and engage in mergers and consolidations.
The following information sets forth the Company’s Condensed Consolidating Balance Sheets as of December 31, 2013 and 2012, Condensed Consolidating Statements of Operations for the years ended December 31, 2013, 2012 and 2011, Condensed Consolidating Statements of Comprehensive Income for the years ended December 31, 2013, 2012 and 2011 and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011.

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2013

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$24,546	$259,873	$—	$—	$284,419
Investments	—	194,576	—	—	194,576
Receivables, net	—	—	107,258	—	107,258
Prepaid expenses and other current assets	—	14,434	8,111	—	22,545
Deferred income taxes	—	54,006	20	—	54,026
Intercompany receivable	917,932	1,475,298	—	(2,393,230)	—
Total current assets	942,478	1,998,187	115,389	(2,393,230)	662,824
Property, plant and equipment, net	—	75,142	1,619,814	—	1,694,956
Deferred income taxes	—	95,603	484	—	96,087
Goodwill	—	—	412,694	—	412,694
Intangible and other assets, net	—	36,001	19,898	—	55,899
Total assets	$942,478	$2,204,933	$2,168,279	$(2,393,230)	$2,922,460
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$8,298	$30,156	$—	$38,454
Current portion debt and capital lease obligations, net	—	29,008	3,462	—	32,470
Other current liabilities	—	87,333	151,039	—	238,372
Intercompany payable	—	—	2,393,230	(2,393,230)	—
Total current liabilities	—	124,639	2,577,887	(2,393,230)	309,296
Losses in subsidiary in excess of investment	306,440	858,499	—	(1,164,939)	—
Long-term debt and capital lease obligations, net	—	1,773,607	143,168	—	1,916,775
Long-term deferred revenue	—	—	20,046	—	20,046
Other long-term liabilities	—	10,526	29,748	—	40,274
Stockholders’ equity (deficit)	636,038	(562,338)	(602,570)	1,164,939	636,069
Total liabilities and stockholders’ equity (deficit)	$942,478	$2,204,933	$2,168,279	$(2,393,230)	$2,922,460

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2012

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$24,544	$782,184	$—	$—	$806,728
Investments	—	167,564	—	—	167,564
Receivables, net	—	—	99,703	—	99,703
Prepaid expenses and other current assets	—	11,270	7,894	—	19,164
Deferred income taxes	—	76,140	20	—	76,160
Intercompany receivable	1,864,694	506,610	—	(2,371,304)	—
Total current assets	1,889,238	1,543,768	107,617	(2,371,304)	1,169,319
Property, plant and equipment, net	—	48,686	1,443,560	—	1,492,246
Deferred income taxes	—	101,401	484	—	101,885
Goodwill	—	—	412,694	—	412,694
Intangible and other assets, net	275	20,634	26,684	—	47,593
Total assets	$1,889,513	$1,714,489	$1,991,039	$(2,371,304)	$3,223,737
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$7,141	$48,716	$—	$55,857
Current portion debt and capital lease obligations, net	368,100	5,475	1,394	—	374,969
Other current liabilities	2,219	64,564	165,530	—	232,313
Intercompany payable	—	—	2,371,304	(2,371,304)	—
Total current liabilities	370,319	77,180	2,586,944	(2,371,304)	663,139
Losses in subsidiary in excess of investment	407,286	862,681	—	(1,269,967)	—
Long-term debt and capital lease obligations, net	—	1,366,463	17,779	—	1,384,242
Long-term deferred revenue	—	—	23,177	—	23,177
Other long-term liabilities	—	7,024	34,216	—	41,240
Stockholders’ equity (deficit)	1,111,908	(598,859)	(671,077)	1,269,967	1,111,939
Total liabilities and stockholders’ equity (deficit)	$1,889,513	$1,714,489	$1,991,039	$(2,371,304)	$3,223,737

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2013

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	$—	$1,563,901	$—	$1,563,901
Costs and expenses:
Operating, selling, general and administrative	—	270,955	779,257	—	1,050,212
Depreciation, amortization and accretion	—	27,989	280,779	—	308,768
Corporate expense allocation	—	(298,944)	298,944	—	—
Total costs and expenses	—	—	1,358,980	—	1,358,980
Operating income	—	—	204,921	—	204,921
Interest expense, net	(9,717)	(74,747)	(10,980)	—	(95,444)
Debt extinguishment costs	(327)	(38,987)	—	—	(39,314)
Interest expense allocation	10,044	113,734	(123,778)	—	—
Income before income taxes and equity in undistributed earnings of subsidiaries	—	—	70,163	—	70,163
Income tax expense	—	32,051	1,654	—	33,705
Net income (loss) before equity in undistributed earnings of subsidiaries	—	(32,051)	68,509	—	36,458
Equity in undistributed earnings of subsidiaries	36,458	68,509	—	(104,967)	—
Net income	$36,458	$36,458	$68,509	$(104,967)	$36,458

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2012

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	$—	$1,470,255	$—	$1,470,255
Costs and expenses:
Operating, selling, general and administrative	—	221,340	737,636	—	958,976
Depreciation, amortization and accretion	—	24,268	260,024	—	284,292
Corporate expense allocation	—	(245,608)	245,608	—	—
Total costs and expenses	—	—	1,243,268	—	1,243,268
Operating income	—	—	226,987	—	226,987
Interest expense, net	(31,388)	(54,420)	(7,156)	—	(92,964)
Debt extinguishment costs	—	(77)	—	—	(77)
Interest expense allocation	31,388	54,497	(85,885)	—	—
Income before income taxes and equity in undistributed earnings of subsidiaries	—	—	133,946	—	133,946
Income tax expense	—	55,310	1,748	—	57,058
Net income (loss) before equity in undistributed earnings of subsidiaries	—	(55,310)	132,198	—	76,888
Equity in undistributed earnings of subsidiaries	76,888	132,198	—	(209,086)	—
Net income	$76,888	$76,888	$132,198	$(209,086)	$76,888

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2011

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Total revenue	$—	$—	$1,366,891	$—	$1,366,891
Costs and expenses:
Operating, selling, general and administrative	—	209,677	687,322	—	896,999
Depreciation, amortization and accretion	—	22,170	261,159	—	283,329
Corporate expense allocation	—	(231,847)	231,847	—	—
Total costs and expenses	—	—	1,180,328	—	1,180,328
Operating income	—	—	186,563	—	186,563
Interest expense, net	(29,648)	(45,302)	(12,223)	—	(87,173)
Interest expense allocation	29,648	45,302	(74,950)	—	—
Income before income taxes and equity in undistributed earnings of subsidiaries	—	—	99,390	—	99,390
Income tax expense	—	39,927	1,552	—	41,479
Net income (loss) before equity in undistributed earnings of subsidiaries	—	(39,927)	97,838	—	57,911
Equity in undistributed earnings of subsidiaries	57,911	97,838	—	(155,749)	—
Net income	$57,911	$57,911	$97,838	$(155,749)	$57,911

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Year Ended December 31, 2013

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Net income	$36,458	$36,458	$68,509	$(104,967)	$36,458
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities	63	63	—	(63)	63
Other comprehensive income, net of tax	63	63	—	(63)	63
Comprehensive income	$36,521	$36,521	$68,509	$(105,030)	$36,521

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Year Ended December 31, 2012

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Net income	$76,888	$76,888	$132,198	$(209,086)	$76,888
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities	46	46	—	(46)	46
Other comprehensive income, net of tax	46	46	—	(46)	46
Comprehensive income	$76,934	$76,934	$132,198	$(209,132)	$76,934

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
Year Ended December 31, 2011

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Net income	$57,911	$57,911	$97,838	$(155,749)	$57,911
Other comprehensive income, net of tax:
Unrealized gain on cash flow hedging activities	1,816	1,816	—	(1,816)	1,816
Unrealized gain on available-for-sale securities	32	32	—	(32)	32
Other comprehensive income, net of tax	1,848	1,848	—	(1,848)	1,848
Comprehensive income	$59,759	$59,759	$97,838	$(157,597)	$59,759

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2013

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net income	$36,458	$36,458	$68,509	$(104,967)	$36,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	—	27,989	280,779	—	308,768
Deferred income taxes	—	30,738	—	—	30,738
Stock-based compensation	—	—	38,832	—	38,832
Extinguishment costs, amortization of discount on debt and deferred debt issue costs and other	6,244	43,797	—	—	50,041
Intercompany and equity investment changes	875,802	(972,870)	(7,899)	104,967	—
Changes in operating assets and liabilities	(2,219)	21,108	(45,265)	—	(26,376)
Net cash provided by (used in) operating activities	916,285	(812,780)	334,956	—	438,461
Cash flows from investing activities:
Capital expenditures	—	(54,376)	(318,492)	—	(372,868)
Purchases of investments	—	(312,526)	—	—	(312,526)
Proceeds from sale of investments	—	283,845	—	—	283,845
Equipment purchases in advance of installation and other, net	—	398	(14,968)	—	(14,570)
Net cash used in investing activities	—	(82,659)	(333,460)	—	(416,119)
Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	43,495	—	—	—	43,495
Purchases of treasury stock	(406,514)	—	—	—	(406,514)
Excess tax benefits from stock-based compensation	—	692	—	—	692
Proceeds from modification of debt, net of financing costs	—	49,684	—	—	49,684
Proceeds from issuance of debt, net of financing costs	—	765,800	—	—	765,800
Retirement of debt obligations	(553,264)	(438,714)	—	—	(991,978)
Payment of debt and capital lease obligations	—	(4,334)	(1,496)	—	(5,830)
Net cash provided by (used in) financing activities	(916,283)	373,128	(1,496)	—	(544,651)
Increase (decrease) in cash and cash equivalents	2	(522,311)	—	—	(522,309)
Cash and cash equivalents at beginning of period	24,544	782,184	—	—	806,728
Cash and cash equivalents at end of period	$24,546	$259,873	$—	$—	$284,419

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2012

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net income	$76,888	$76,888	$132,198	$(209,086)	$76,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	—	24,268	260,024	—	284,292
Deferred income taxes	—	48,559	—	—	48,559
Stock-based compensation	—	—	29,300	—	29,300
Amortization of discount on debt and deferred debt issue costs and other	22,512	3,034	—	—	25,546
Intercompany and equity investment changes	(99,451)	(14,613)	(95,022)	209,086	—
Changes in operating assets and liabilities	—	5,280	(6,189)	—	(909)
Net cash (used in) provided by operating activities	(51)	143,416	320,311	—	463,676
Cash flows from investing activities:
Capital expenditures	—	(17,490)	(320,628)	—	(338,118)
Purchases of investments	—	(243,048)	—	—	(243,048)
Proceeds from sale of investments	—	204,629	—	—	204,629
Proceeds from sale of assets and other investing activities, net	—	1,258	1,308	—	2,566
Net cash used in investing activities	—	(54,651)	(319,320)	—	(373,971)
Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	13,462	—	—	—	13,462
Purchases of treasury stock	(13,409)	—	—	—	(13,409)
Excess tax benefits from stock-based compensation	—	1,213	—	—	1,213
Retirement of debt obligations	—	(101,518)	—	—	(101,518)
Net proceeds from issuance of debt	—	470,796	—	—	470,796
Payment of debt and capital lease obligations	(1)	(5,923)	(991)	—	(6,915)
Net cash provided by (used) in financing activities	52	364,568	(991)	—	363,629
Increase in cash and cash equivalents	1	453,333	—	—	453,334
Cash and cash equivalents at beginning of period	24,543	328,851	—	—	353,394
Cash and cash equivalents at end of period	$24,544	$782,184	$—	$—	$806,728

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tw telecom inc.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2011

	Parent Guarantor	Issuer	Combined Subsidiary Guarantors	Eliminations	Consolidated
	(amounts in thousands)
Cash flows from operating activities:
Net income	$57,911	$57,911	$97,838	$(155,749)	$57,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	—	22,170	261,159	—	283,329
Deferred income taxes	—	35,736	20	—	35,756
Stock-based compensation	—	—	27,817	—	27,817
Amortization of discount on debt and debt issue costs and other	20,773	2,615	—	—	23,388
Intercompany and equity investment changes	(30,087)	(73,468)	(52,194)	155,749	—
Changes in operating assets and liabilities	—	6,254	(30,867)	—	(24,613)
Net cash provided by operating activities	48,597	51,218	303,773	—	403,588
Cash flows from investing activities:
Capital expenditures	—	(39,701)	(301,030)	—	(340,731)
Purchases of investments	—	(223,638)	—	—	(223,638)
Proceeds from sale of investments	—	208,340	—	—	208,340
Proceeds from sales of assets and other investing activities, net	—	5,183	(1,953)	—	3,230
Net cash used in investing activities	—	(49,816)	(302,983)	—	(352,799)
Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	9,966	—	—	—	9,966
Purchases of treasury stock	(58,562)	—	—	—	(58,562)
Excess tax benefits from stock-based compensation	—	1,385	—	—	1,385
Payment of debt and capital lease obligations	—	(6,316)	(790)	—	(7,106)
Net cash used in financing activities	(48,596)	(4,931)	(790)	—	(54,317)
Increase (decrease) in cash and cash equivalents	1	(3,529)	—	—	(3,528)
Cash and cash equivalents at beginning of period	24,542	332,380	—	—	356,922
Cash and cash equivalents at end of period	$24,543	$328,851	$—	$—	$353,394

tw telecom inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Subsequent Event
Level 3 Merger
On June 15, 2014, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Level 3 Communications, Inc. ("Level 3") and certain of its subsidiaries whereby the Company agreed to merge with and into a wholly owned subsidiary of Level 3 (the "Level 3 merger").

Upon completion of the Level 3 merger, (i) each issued and outstanding share of common stock of the Company, other than dissenting shares, will be converted into 0.7 shares (the "Stock Consideration") of Level 3's common stock and the right to receive $10.00 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").  The Merger Agreement also provides that the (i) issued and outstanding options to purchase the Company's common stock will be exchanged for Merger Consideration, as adjusted to reflect the exercise price of each such outstanding option and (ii) issued and outstanding restricted stock and restricted stock units covering the Company's common stock will vest and be exchanged for Merger Consideration.  The Level 3 merger is expected to close during the fourth quarter of 2014, but not before October 4, 2014.  The closing of the Level 3 merger is subject to the receipt of certain regulatory and governmental approvals and the satisfaction of certain conditions, including the approval of the Level 3 merger by the Company's stockholders and the approval of Level 3's proposed stock issuance and charter amendments by Level 3's stockholders.